EXHIBIT 21.1


                          FRED'S, INC.

                   SUBSIDIARIES OF REGISTRANT


Fred's, Inc. has the following subsidiaries, all of which are 100% owned:

          Fred's Stores of Tennessee, Inc.
          Fred's Capital Management Company
          Fred's Real Estate and Equipment Management Corporation